Exhibit 99.1

Avedro, Inc. Announces First Quarter 2019 Financial Results

Updates Full Year 2019 Revenue Guidance

WALTHAM, Mass., May 9, 2019 (GLOBE NEWSWIRE) — Avedro, Inc. (Nasdaq: AVDR) (Avedro), today reported financial results for the quarter ended March 31, 2019.

Recent Highlights

•	First quarter 2019 revenue of $8.8 million – an increase of 70% year over year
•	Gross margin increased to 74.0% vs. 49.2% in the prior year
•	Completed enrollment for the Epi-On pivotal clinical trial
•

Added coverage from five regional insurance providers, increasing total payor coverage to approximately 181 million lives, greater than 95% of the total addressable patient population for keratoconus in the United States

•	Strong and growing awareness of keratoconus in the United States
○	Over 80 presentations on keratoconus and cross-linking at the American Society of Cataract and Refractive Surgery (ASCRS) annual meeting held last week
○	Social media and website traffic significantly higher, including a greater than 150% increase year over year for the patient-focused site, www.livingwithkeratoconous.com

“We are pleased with our first quarter performance which reflects strong customer adoption of our sight-preserving cross-linking technology, revenue growth and a solid increase in gross margin. With the recent implementation of the product-specific J Code for our Photrexa formulations, customers are now experiencing fewer drug-related reimbursement inquiries from the payors,” said Reza Zadno, President and CEO. “Through investments in our commercial and reimbursement teams and pipeline of next-generation products, we are well positioned to drive meaningful top-line growth and continued margin expansion throughout 2019 and beyond.”

First Quarter Financial Results

Revenue for the quarter ended March 31, 2019, increased 70% to $8.8 million, from $5.2 million during the same period in 2018. The increase in revenue was primarily driven by an increase in U.S. revenue which amounted to $3.3 million, and by a $0.3 million increase in non-U.S. revenue.

Gross margin was 74.0% for the first quarter of 2019, as compared to 49.2% in the same period in 2018.

Operating expenses for the first quarter of 2019 increased 76.0%, or $6.3 million, compared to the first quarter of 2018. The increase in operating costs was primarily due to the expansion of our sales and reimbursement teams and an increase in research and development expenses from ongoing clinical trials.

Operating loss was $8.0 million in the first quarter of 2019, as compared to $5.7 million in the same period in 2018.

Net loss was $8.4 million in the first quarter of 2019, as compared to $6.6 million in the same period in 2018.

Guidance for Full Year 2019

Avedro expects revenue for 2019 to be in the range of $37 million to $40 million, representing annual growth of approximately 39% at the midpoint of the range. This compares to previous expectations for 2019 revenue to be in the range of $36 million to $40 million.

Webcast and Conference Call Information

Avedro’s management team will host a conference call today beginning at 4:30 p.m. ET. Investors interested in listening to the conference call may do so by dialing (866) 951-6741 for domestic callers or (409) 216-0623 for international callers, using Conference ID: 8696943. A live and archived webcast of the event will be available on the “Investors” section of Avedro’s website at www.avedro.com.

About Avedro, Inc.

Avedro is a leading commercial-stage ophthalmic medical technology company focused on treating corneal ectatic disorders and improving vision to reduce dependency on eyeglasses or contact lenses. Avedro’s proprietary Corneal Remodeling Platform is designed to strengthen, stabilize and reshape the cornea utilizing corneal cross-linking in minimally invasive and non-invasive outpatient procedures to treat corneal ectatic disorders and correct refractive conditions. The Avedro Corneal Remodeling Platform is comprised of Avedro’s KXL and Mosaic systems, each of which delivers ultraviolet A light, and a suite of proprietary single-use riboflavin drug formulations, which, when applied together to the cornea, induce a biochemical reaction called corneal collagen cross-linking.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but are not limited to, statements about Avedro’s financial condition and results of operations, broadening payor and reimbursement coverage and Avedro’s future financial performance for the full year 2019. Words such as “anticipates,” “believes,” “expects,” “intends,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. For a discussion of risks and uncertainties and other important factors, any of which could cause Avedro’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in Avedro’s in Avedro’s annual report on Form 10-K filed March 21, 2019 as well as discussions of potential risks, uncertainties and other important factors in Avedro’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Avedro undertakes no duty to update this information unless required by law.

Investor Contact:

Greg Chodaczek or Lynn Lewis

Phone: 646-924-1769

investors@avedro.com

Avedro, Inc.

Condensed Statement of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,
	2019	2018
Revenue	$8,773	$5,154
Cost of goods sold	2,284	2,618

Gross profit	6,489	2,536
Gross margin	74.0%	49.2%
Operating expenses:
Selling, general and administrative	10,221	5,288
Research and development	4,285	2,954

Total operating expenses	14,506	8,242

Loss from operations	(8,017)	(5,706)
Other expense, net	(336)	(928)

Net loss	$(8,353)	$(6,634)

Net loss per share, basic and diluted	$(1.00)	$(4.85)

Weighted average common shares used to compute net loss per share, basic and diluted	8,368,839	1,367,914

Avedro, Inc.

Condensed Balance Sheet

(in thousands)

(unaudited)

	March 31,	December 31,
	2019	2018
Assets
Current Assets
Cash & cash equivalents	$64,809	$9,769
Accounts receivable, net	10,973	4,725
Inventories	4,473	4,259
Prepaid expenses and other current assets	3,116	1,919

Total current assets	83,371	20,672
Equipment and furniture, net	1,447	1,524
Other non-current assets	931	3,671

Total assets	$85,749	$25,867

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$2,521	$2,126
Accrued expenses and other current liabilities	6,163	6,304

Total current liabilities	8,684	8,430
Long-term liabilities
Long-term debt	20,128	19,939
Other non-current liabilities	665	2,663

Total liabilities	29,477	31,032
Convertible preferred stock	—	68,423
Total stockholders’ equity (deficit)	56,272	(73,588)

Total liabilities, convertible preferred stock and stockholders’ equity	$85,749	$25,867